Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	CONTACT
April 15, 2005	Craig Renner
301-843-8600

ACPT REPORTS NET INCOME OF $3.5 MILLION FOR 2004

ST. CHARLES, MD.- American Community Properties Trust, a diversified real estate organization, today announced results for the year ended December 31, 2004. The results reflect the impact of the Company's previously announced restatement of its financial statements for the fiscal year ended December 31, 2003 and for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004. The information is presented on a restated and consistent basis for all periods.

For the year ended December 31, 2004, ACPT reported net income of $3,454,000 or $.67 basic and diluted earnings per share on revenues of $49,011,000. This compares to net income of $2,862,000 or $.55 basic and diluted earnings per share on revenues of $55,506,000 for the year ended December 31, 2003. For the year ended December 31, 2004, operating income was $8,079,000, compared to $7,786,000 in 2003.

ACPT reported net income of $ 1,361,000 or $.26 basic and diluted earnings per share, on revenues of $11,685,000 for the quarter ended December 31, 2004. This compares to net income of $534,000 or $.10 basic and diluted earnings per share on revenues of $15,386,000 for the same quarter in 2003. For the quarter ended December 31, 2004, operating income was $ 2,584,000, compared to $1,378,000 in the fourth quarter of 2003.

J. Michael Wilson, Chairman and Chief Executive Officer of ACPT, noted that net income increased by $592,000 and cash flows from operating activities produced an additional $1.7 million for the twelve months ended December 31, 2004, compared to the same period in the previous year. Revenues decreased by $ 6.5 million, which Mr. Wilson attributed to the completion of homebuilding operations in the Brisas section of Parque Escorial in Puerto Rico. In 2004, the Company sold the remaining 55 units in Brisas, compared to 124 units in 2003. Mr. Wilson said this decrease in revenues was partially offset by an increase of $2.8 million in revenue from community development land sales, and a $1.9 million increase in revenues generated from our consolidated rental properties. Mr. Wilson also noted that the Company maintained strong cash flows throughout the year and paid $.35 per share in cash dividends to shareholders in 2004.

"Our financial basis is solid, and the Company is well-positioned to meet the strong demand for residential and commercial lots and rental housing in St. Charles and Parque Escorial," said Mr. Wilson. "We will continue to seek innovative and cost-effective opportunities to meet the demand in the markets we serve."

Edwin L. Kelly, President and Chief Operating Officer, referred to several accomplishments in 2004 that indicate the continuing strength of the Company's lines of business in the United States and Puerto Rico. "In St. Charles, our flagship planned community, prices for standard size single-family residential lots increased in 2004 to an average of $98,000 per lot, compared to $62,000 in 2003," said Mr. Kelly. In 2004 the Company began delivery of lots to Lennar Corp., under an agreement to sell the homebuilder 1,950 residential lots in Fairway Village.

In Parque Escorial, the Company initiated construction of mid-rise condominiums in the newest section of the planned community, Torres del Escorial, with delivery of units expected to begin in the third quarter of 2005. The Company has also nearly completed the construction of a 57,000 square foot office building in the Parque Escorial Office Park, for a total cost of $11.1 million. It is projected that the building will be ready for occupancy in the second quarter of 2005. Presently, the Company is negotiating lease agreements with prospective tenants for approximately 70% of the building space, including 12,000 square feet for our new main offices in Puerto Rico.

Mr. Kelly noted that the Company has broken ground on a 352-unit active adult community in St. Charles, with delivery of lots projected to begin in the third quarter of 2005. In addition, the Company purchased two fair market rental properties in Pikesville, Maryland that added 307 units to its property management portfolio. ACPT will also soon begin construction of Sheffield Greens, a 252-unit fair market apartment property in St. Charles' Fairway Village. The Company has also initiated infrastructure improvements that will enable development of future villages of St. Charles.

Mr. Kelly said that at the beginning of 2005 the Company had over $2.7 million of commercial land sales under contract in St. Charles, and $10 million in Parque Escorial.

Mr. Kelly added that the Company's operating results should be evaluated over an extended period of time due to the cyclical nature of its business.

ACPT (AMEX, PSE:APO) is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, investment apartment properties, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO).

When filed, ACPT's form 10-K will be available via the Internet at www.acptrust.com.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks, uncertainties, and other factors that could cause actual results to differ materially from those in the forward-looking statement. Forward-looking statements may be related to anticipated revenues, gross margins, earnings, development pace and demand for our products. Numerous factors could cause results to differ, including but not limited to national, regional and local economic and business conditions that will, among other things, affect demand for residential lots, commercial parcels and multifamily housing; the ability of the general economy to recover timely from the current economic downturn, and the availability and credit worthiness of tenants; adverse changes in the real estate markets, including, among other things, competition with other companies, and risks of real estate acquisition and development (including our ability to obtain governmental approval for development projects and to complete our current development projects on time and within budget); ability to obtain insurance at a reasonable cost; ability to renew the HUD subsidy contracts and availability of federal funds on a timely basis to service these contracts; governmental actions and initiatives; and environmental and safety requirements. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it gives no assurances that its expectations will be attained. For more information, please refer to the Company's 10-K form.

AMERICAN COMMUNITY PROPERTIES TRUST
Audited Financial Highlights

	For the Year Ended		For the Three Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03
		(Restated)	(Unaudited)	(Unaudited & Restated)

Revenues	$ 49,011,000	$55,506,000	$11,685,000	$15,386,000

Expenses	40,932,000	47,720,000	$9,101,000	14,008,000

Operating Income	8,079,000	7,786,000	2,584,000	1,378,000

Other Income/(Expenses)	(3,564,000)	(3,711,000)	(703,000)	(615,000)

Income before provision for income taxes	4,515,000	4,075,000	1,881,000	763,000

Provision for income taxes	(1,061,000)	(1,213,000)	(520,000)	(229,000)

Net income	$3,454,000	$2,862,000	$1,361,000	$534,000
Earnings per share
Basic	$0. 67	$0.55	$0.26	$0.10
Diluted	$0. 67	$0.55	$0.26	$0.10
Weighted average shares outstanding
Basic	5,192,000	5,192,000	5,192,000	5,192,000
Diluted	5,192,000	5,199,000	5,192,000	5,192,000

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